Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Digital Brands Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount To Be Registered	Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1) (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share(3)	457(o)	--	--	$10,000,000	0.00011020	$1,102.00
Fees Previously Paid	Equity	Pre-Funded Warrants(3)	457(g)	--	--	Included above	--	--
Fees Previously Paid	Equity	Common Stock issuable upon exercise of the Pre-Funded Warrants(3)	457(g)	--	--	Included above	--	--
Fees Previously Paid	Equity	Class B Warrants(4)	457(g)	--	--	Included above	--	--
Fees Previously Paid	Equity	Common stock issuable upon exercise of Class B Warrants	457(o)	--	--	$10,000,000	0.00011020	$1,102.00
Fees to Be Paid	Equity	Class C Warrants(4)	457(g)	--	--	Included above	--	--
Fees to Be Paid	Equity	Common stock issuable upon exercise of Class C Warrants	457(o)	--	--	$10,000,000	0.00011020	$1,102.00
Fees Previously Paid	Equity	Placement Agent Warrants(4)(5)	457(g)	--	--	--	--	--
Fees Previously Paid	Equity	Common stock issuable upon exercise of the Placement Agent Warrants	457(o)	--	--	$937,500	0.00011020	$103.31
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$30,937,500.00		$3,409.31
	Total Fees Previously Paid							$2,307.31
	Total Fee Offsets							N/A
	Net Fee Due							$1,102.00

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants sold in the offering, and the proposed maximum aggregate offering price of the Pre-Funded Warrants to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock sold in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock, pre-funded warrants and Class B warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $10,000,000.
(4)	No fee pursuant to Rule 457(g) under the Securities Act.
(5)	Represents warrants issuable to H.C. Wainwright & Co., LLC, or its designees, to purchase a number of shares of common stock equal to 7.5% of the aggregate number of shares of common stock and shares of common stock issuable upon exercise of the pre-funded warrants being offered at an exercise price equal to 125% of the combined public offering price per share of common stock and Class B warrants.